News

DENBURY REPORTS SECOND QUARTER 2016 RESULTS

PLANO, TX – August 4, 2016 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced a net loss of $381 million, or $1.03 per diluted share, for the second quarter of 2016. The Company also reported adjusted net income(1) (a non-GAAP measure) for the quarter of $29 million, or $0.08(1)(2) per diluted share. Adjusted net income(1) for the second quarter of 2016 differs from the quarter’s GAAP net loss primarily due to the exclusion of (1) a $479 million ($299 million after tax) full cost pool ceiling test write-down, (2) a $150 million ($93 million after tax) loss due to noncash fair value adjustments on commodity derivatives(1) (a non-GAAP measure) and (3) a $28 million ($17 million after tax) payment related to a previously announced legal settlement, with the GAAP and non-GAAP measures reconciled in tables beginning on page 8.

Sequential and year-over-year comparisons of selected quarterly financial items are shown in the following table:

	Quarter Ended
($ in millions, except per-share and unit data)	June 30, 2016	March 31, 2016	June 30, 2015
Net loss	$(381)	$(185)	$(1,148)
Adjusted net income (loss)(1) (non-GAAP measure)	29	(9)	47
Net loss per diluted share	(1.03)	(0.53)	(3.28)
Adjusted net income (loss) per diluted share(1)(2) (non-GAAP measure)	0.08	(0.03)	0.13
Cash flows from operations	61	2	289
Adjusted cash flows from operations(1)(3)(4) (non-GAAP measure)	93	57	252

Revenues	$253	$194	$374
Receipt on settlements of commodity derivatives	52	72	124
Total	$305	$266	$498

Average realized oil price per barrel (excluding derivative settlements)	$43.38	$30.71	$56.92
Average realized oil price per barrel (including derivative settlements)	52.61	42.71	76.30
Lease operating expenses per BOE	17.04	16.23	19.70

Total production (BOE/d)	64,506	69,351	73,716

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

(2)	Calculated using average diluted shares outstanding of 372.4 million and 351.1 million for the three months ended June 30, 2016 and 2015, respectively.

(3)
Adjusted cash flow from operations for the three-month period ended June 30, 2016 includes a $28 million payment to Evolution in connection with our settlement agreement to resolve all outstanding disputes and claims, and the three-month period ended March 31, 2016 includes severance-related payments associated with the 2016 workforce reduction of approximately $9 million. Excluding these payments, adjusted cash flows from operations would have totaled $121 million and $66 million for the three months ended June 30, 2016 and March 31, 2016, respectively.

(4)	Adjusted cash flows from operations reflects cash flows from operations before working capital changes.

MANAGEMENT COMMENT

Phil Rykhoek, Denbury’s President and CEO, commented, “During the second quarter of 2016, we continued to make significant strides in our core objectives for 2016, which include lowering costs, preserving cash and liquidity, and reducing leverage. We have continued to steadily improve our business, working towards maximizing our efficiency and shaping the path for the future of the Company. Our overall cash costs per barrel of oil equivalent (“BOE”) were reduced by another $0.60 this quarter to approximately $32 per BOE, as reductions in general and administrative costs more than offset a slight increase in unit operating expenses. Lease operating expenses totaled $100 million during the second quarter of 2016, a 24% decrease from the prior-year quarter, and general and administrative expenses totaled $23 million, a decrease of 41% from the prior-year quarter, further evidencing the success of our cost reduction efforts.

“Our 2016 production remains on track to meet the mid-point of our 2016 guidance when adjusted for extraordinary weather-related downtime and our pending asset sale. During the second quarter, we experienced two separate 100-year flood events at Thompson Field, resulting in minimal production there this quarter which, coupled with weather-related production downtime at Conroe Field, negatively impacted our second quarter production by approximately 1,450 BOE/d. Also, in the third quarter, we expect to close on the sale of our non-core Williston assets, which produced approximately 1,300 BOE/d in the first half of the year. After adjusting for these two items, the mid-point of our full-year guidance is now approximately 1,000 BOE/d lower than our previous guidance.

“During the first half of 2016, we entered into debt exchange and purchase transactions, resulting in a net reduction of our debt principal balance of approximately $540 million, and have recently reduced debt by another $5 million through open-market debt purchases. We remain focused on preserving our liquidity in this low oil price environment and continue to look for opportunities to reduce debt and enhance our balance sheet.”

DEBT REDUCTION

As previously disclosed, during May 2016, the Company entered into privately negotiated exchange agreements to exchange $1,058 million in aggregate principal amount of its outstanding senior subordinated notes for $615 million in aggregate principal amount of the Company’s new 9% Senior Secured Second Lien Notes due 2021 (“Senior Secured Notes”) plus 40.7 million shares of the Company’s common stock, resulting in a $12 million pre-tax gain on debt extinguishment. For financial reporting purposes, $255 million of future interest on the Senior Secured Notes has been recorded as debt, and will be reduced as semi-annual interest payments are made, with the remaining $23 million of future interest to be recognized as interest expense over the term of the Senior Secured Notes. Therefore, future interest expense on the Senior Secured Notes reflected in the Company’s financial statements will be significantly lower than the actual cash interest payments to be made, and management currently anticipates that for the remainder of 2016 approximately $13 million of interest per quarter on the Senior Secured Notes will not be reflected as interest expense.

In July 2016, the Company spent $14 million (excluding accrued interest) to repurchase an additional $3 million principal amount of senior subordinated notes due 2021 and $16 million principal amount of senior subordinated notes due 2022. These transactions resulted in a net reduction of approximately $5 million in the Company’s debt principal balance.

PRODUCTION

Denbury’s total production for the second quarter of 2016 averaged 64,506 BOE per day (“BOE/d”), including 39,212 barrels per day (“Bbls/d”) from tertiary properties and 25,294 BOE/d from non-tertiary properties. Production in the second quarter of 2016 decreased 7% sequentially and 12% compared to the second quarter of 2015. The higher than anticipated decline was primarily due to weather-related shut-in production.

In April 2016, a series of strong thunderstorms in the Houston area damaged a primary tank battery in Conroe Field and flooded Thompson Field. While most of the Conroe production was brought back online in June, additional record rainfall in May 2016 flooded Thompson Field a second time, forcing most of that field to remain shut in through the end of the quarter. The Company is currently working to restore full production, most of which is expected to be back online during the third quarter. Together, these storms and flooding impacted quarterly production by approximately 1,450 BOE/d.

During the second quarter, the Company’s quarterly production was further impacted by production shut-in due to economics, resulting in a decrease to quarterly production of approximately 2,750 BOE/d, representing an incremental decrease of approximately 300 BOE/d compared to the first quarter of 2016 and approximately 2,100 BOE/d compared to the second quarter of 2015. As of June 30, 2016, approximately 2,600 BOE/d remained shut in due to economics. Second quarter of 2016 production was 96% oil, similar to the prior-year period.

Tertiary oil production during the second quarter of 2016 decreased 3%, or 1,252 Bbls/d, on a sequential-quarter basis and 8%, or 3,372 Bbls/d, from the second quarter of 2015. The decreases during both periods were largely driven by Tinsley Field facility seasonal processing constraints and Oyster Bayou Field maintenance and workovers, partially offset by increased production at Delhi and Bell Creek fields.

Non-tertiary oil-equivalent production was down 12%, or 3,593 BOE/d, on a sequential-quarter basis and 19%, or 5,838 BOE/d, from second quarter of 2015. These decreases were greater than anticipated primarily due to the previously discussed weather-related shut-in production at Conroe and Thompson fields.

REVIEW OF FINANCIAL RESULTS

Oil and natural gas revenues, excluding the impact of derivative contracts, decreased 33% when comparing the second quarters of 2016 and 2015, due to a 21% decline in realized commodity prices and a 12% decrease in production. Denbury’s average realized oil price per Bbl, excluding derivative settlements, was $43.38 in the second quarter of 2016, compared to $30.71 in the first quarter of 2016 and $56.92 in the prior-year second quarter. Including derivative settlements, Denbury’s average realized oil price per Bbl was $52.61 in the second quarter of 2016, compared to $42.71 in the first quarter of 2016 and $76.30 in the prior-year second quarter. The oil price realized relative to NYMEX oil prices (the Company’s NYMEX oil price differential) in the second quarter of 2016 was $2.18 per Bbl below NYMEX prices, compared to a differential of $3.02 per Bbl below NYMEX in the first quarter of 2016 and $0.89 per Bbl below NYMEX in the second quarter of 2015, largely due to volatility in oil sold at the Light Louisiana Sweet index.

The Company’s lease operating expenses over the past two years have decreased across all expense categories, and total lease operating expenses decreased 24% from the second quarter of 2015, significantly impacted by the reduction in CO2 injection volumes over the past year. During the second quarter of 2016, the Company’s CO2 use further declined to 459 million cubic feet per day, a decrease of 40% when compared to the second quarter of 2015. On a per-BOE basis, lease operating expenses in the second quarter of 2016 averaged $17.04 per BOE, an increase of 5% from the $16.23 per-BOE average in the first quarter of 2016, primarily due to a higher workover activity level and lower production volumes, and decreased 14% from the $19.70 per-BOE average in the second quarter of 2015 due to cost decreases in most lease operating expense categories, partially offset by the reduction in production volumes.

Taxes other than income, which includes ad valorem, production, and franchise taxes, were relatively unchanged on a sequential-quarter basis and decreased $14 million from the prior-year second quarter level due primarily to lower ad valorem taxes in the 2016 period due to lower assessed tax values and a decrease in severance taxes due to lower oil and natural gas revenues.

General and administrative expenses were $23 million in the second quarter of 2016, decreasing $15 million, or 41%, from the prior-year second quarter level. This reduction was largely due to an approximate 28% reduction in headcount since March 31, 2015, which has resulted in lower employee compensation and related costs.

Interest expense, net of capitalized interest, decreased to $36 million in the second quarter of 2016, compared to $40 million in the second quarter of 2015. As a result of the Company’s notes exchange discussed above, interest expense in the second quarter of 2016 excludes approximately $7 million of interest on the Company’s new Senior Secured Notes because it is recorded as debt for financial reporting purposes and is therefore not reflected as interest expense. Cash interest expense decreased approximately $3 million between the respective quarters.

As a result of the continued decrease in average commodity pricing compared to 2015 levels, the Company recognized a full cost pool ceiling test write-down of $479 million during the second quarter of 2016, compared to $256 million during the first quarter of 2016 and $1.7 billion during the second quarter of 2015. In determining these write-downs, the Company is required to use the average rolling first-day-of-the-month NYMEX oil and natural gas prices for the preceding 12 months, adjusted for market differentials by field. The preceding 12-month NYMEX prices averaged $43.12 per Bbl for crude oil for the period ended June 30, 2016, down from $46.26 per Bbl for the period ended March 31, 2016 and $71.68 per Bbl for the period ended June 30, 2015.

Denbury’s overall depletion, depreciation, and amortization (“DD&A”) rate was $11.34 per BOE in the second quarter of 2016, compared to $22.05 per BOE in the prior-year second quarter and $12.26 per BOE in the first quarter of 2016, with the decreases primarily driven by a reduction in depletable costs resulting from the full cost pool ceiling test write-downs recognized during 2015 and the first quarter of 2016, as well as lower production and reductions in future development costs.

Receipts on settlements of oil and natural gas derivative contracts were $52 million in the second quarter of 2016, compared to receipts of $72 million in the first quarter of 2016 and receipts of $124 million in the prior-year second quarter. These settlements resulted in increases in average net realized prices of $8.86 per BOE in the second quarter of 2016, $11.44 per BOE in the first quarter of 2016, and $18.51 per BOE in the second quarter of 2015.

Denbury’s effective tax rate for the second quarter of 2016 was 36.9%, up from 35.6% in the prior-year second quarter. The effective tax rate for the second quarter of 2016 was lower than the Company’s statutory rate of 38% primarily due to the Company’s full cost pool ceiling test write-down recorded during the quarter.

2016 CAPITAL BUDGET AND ESTIMATED PRODUCTION

The Company’s 2016 capital budget, excluding acquisitions and capitalized interest, remains unchanged from the previously estimated amount of approximately $200 million; however, the Company could potentially adjust this budget higher or lower based on changes in estimated levels of cash flow. The capital budget consists of approximately $145 million of tertiary, non-tertiary, and CO2 supply and pipeline projects, plus approximately $55 million of estimated capitalized costs (including capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs). Of this combined capital expenditure amount, approximately $101 million (50%) has been incurred through the second quarter of 2016.

The Company expects to close the sale of its interests in non-core Williston assets in the third quarter for $58 million (before final closing adjustments) with an effective date of April 1, 2016. Production from the Williston assets averaged approximately 1,300 BOE/d during the first half of 2016. As a result of this pending sale and the impacts of extraordinary weather-related downtime in the Gulf Coast region, Denbury now expects full-year 2016 production to range between 64,000 BOE/d and 66,000 BOE/d, as compared to the Company’s previous guidance of between 64,000 BOE/d and 68,000 BOE/d, with production for the remainder of the year anticipated to be relatively flat after adjusting for the Williston asset sale.

CONFERENCE CALL INFORMATION

Denbury management will host a conference call to review and discuss second quarter 2016 financial and operating results, as well as financial and operating guidance for the remainder of 2016, today, Thursday, August 4, at 10:00 A.M. (Central). Additionally, Denbury has published presentation materials on its website which will be referenced during the conference call. Individuals who would like to participate should dial 800.230.1093 or 612.332.0226 ten minutes before the scheduled start time. To access a live webcast of the conference call and accompanying slide presentation, please visit the investor relations section of the Company’s website at www.denbury.com. The webcast will be archived on the website, and a telephonic replay will be accessible for at least one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 361969.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated 2016 production and capital expenditures and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383

FINANCIAL AND STATISTICAL DATA TABLES AND RECONCILIATION SCHEDULES

Following are unaudited financial highlights for the comparative three and six month periods ended June 30, 2016 and 2015 and the three month period ended March 31, 2016. All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

DENBURY RESOURCES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following information is based on GAAP reported earnings (along with additional required disclosures) included or to be included in the Company’s periodic reports:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands, except per-share data	2016	2015	2016	2016	2015
Revenues and other income
Oil sales	$244,572	$361,732	$184,816	$429,388	$654,002
Natural gas sales	2,096	5,159	2,987	5,083	10,359
CO2 sales and transportation fees	6,622	7,152	6,272	12,894	14,124
Interest income and other income	1,858	2,651	769	2,627	5,858
Total revenues and other income	255,148	376,694	194,844	449,992	684,343
Expenses
Lease operating expenses	100,019	132,170	102,447	202,466	273,254
Marketing and plant operating expenses	12,999	14,215	13,194	26,193	25,900
CO2 discovery and operating expenses	1,071	945	607	1,678	1,892
Taxes other than income	19,504	33,555	20,092	39,596	60,234
General and administrative expenses	22,545	37,947	33,901	56,446	84,227
Interest, net of amounts capitalized of $6,289, $8,738, $5,780, $12,069 and $17,147, respectively	36,058	39,863	42,171	78,229	79,962
Depletion, depreciation, and amortization	66,541	147,940	77,366	143,907	297,898
Commodity derivatives expense (income)	98,209	48,926	22,826	121,035	(34,150)
Gain on debt extinguishment	(12,278)	—	(94,991)	(107,269)	—
Write-down of oil and natural gas properties	479,400	1,705,800	256,000	735,400	1,852,000
Other expenses	34,688	—	1,544	36,232	—
Total expenses	858,756	2,161,361	475,157	1,333,913	2,641,217
Loss before income taxes	(603,608)	(1,784,667)	(280,313)	(883,921)	(1,956,874)
Income tax benefit
Current income taxes	—	(1,696)	(5)	(5)	(121)
Deferred income taxes	(222,940)	(634,472)	(95,115)	(318,055)	(700,508)
Net loss	$(380,668)	$(1,148,499)	$(185,193)	$(565,861)	$(1,256,245)

Net loss per common share
Basic	$(1.03)	$(3.28)	$(0.53)	$(1.58)	$(3.59)
Diluted	$(1.03)	$(3.28)	$(0.53)	$(1.58)	$(3.59)

Dividends declared per common share	$—	$0.0625	$—	$—	$0.1250

Weighted average common shares outstanding
Basic	370,566	350,039	347,235	358,901	349,653
Diluted	370,566	350,039	347,235	358,901	349,653

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of net loss (GAAP measure) to adjusted net income (loss) (non-GAAP measure)

Adjusted net income (loss) is a non-GAAP measure provided as a supplement to present an alternative net income (loss) measure which excludes expense and income items (and their related tax effects) not directly related to the Company’s ongoing operations. Management believes that adjusted net income (loss) may be helpful to investors by eliminating the impact of noncash and/or nonrecurring items not indicative of our performance from period to period, and is widely used by the investment community, while also being used by management, in evaluating the comparability of the Company’s ongoing operational results and trends. Adjusted net income (loss) should not be considered in isolation, as a substitute for, or more meaningful than, net income or any other measure reported in accordance with GAAP, but rather to provide additional information useful in evaluating the Company’s operational trends and performance.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands, except per-share data	2016	2015	2016	2016	2015
Net loss (GAAP measure)	$(380,668)	$(1,148,499)	$(185,193)	$(565,861)	$(1,256,245)
Adjustments to reconcile to adjusted net income (loss) (non-GAAP measure)
Noncash fair value adjustments on commodity derivatives (1)	150,235	173,077	95,053	245,288	238,466
Write-down of oil and natural gas properties (2)	479,400	1,705,800	256,000	735,400	1,852,000
Gain on debt extinguishment (3)	(12,278)	—	(94,991)	(107,269)	—
Legal settlements included in other expenses (4)	30,250	—	—	30,250	—
Write-off of debt issuance costs included in interest expense (5)	4,509	—	1,044	5,553	—
Severance-related payments included in general and administrative expenses (6)	—	—	9,315	9,315	—
Transaction costs and other (7)	4,531	—	1,107	5,638	—
Estimated income taxes on above adjustments to net loss and other discrete tax items (8)	(247,178)	(683,473)	(91,432)	(338,610)	(763,877)
Adjusted net income (loss) (non-GAAP measure)	$28,801	$46,905	$(9,097)	$19,704	$70,344

Adjusted net income (loss) per common share
Basic	$0.08	$0.13	$(0.03)	$0.05	$0.20
Diluted	$0.08	$0.13	$(0.03)	$0.05	$0.20

(1)	The net change between periods of the fair market values of open commodity derivative positions, excluding the impact of settlements on commodity derivatives during the period.

(2)	Full cost pool ceiling test write-downs related to the Company’s oil and natural gas properties.

(3)	Gain on extinguishment related to the Company’s debt exchange.

(4)
Settlements related to previously outstanding litigation, the most significant of which pertaining to a $28 million payment to Evolution in connection with the settlement resolving all outstanding disputes and claims.

(5)
Write-off of debt issuance costs associated with the Company’s senior secured bank credit facility, related to reductions in the Company’s lender commitments resulting from (1) the May 2016 redetermination and (2) the February 2016 amendment.

(6)	Severance-related payments associated with the Company’s February-2016 workforce reduction.

(7)	Transaction costs related to the Company’s debt exchange during the three months ended June 30, 2016 and a loss on sublease during the three months ended March 31, 2016.

(8)
The estimated income tax impacts on adjustments to net loss are generally computed based upon a statutory rate of 38%, applicable to all periods presented, with the exception of the write-down on oil and natural gas properties, which are computed individually based upon the Company’s effective tax rate.  In addition, recorded valuation allowances of $30.5 million have been adjusted for the three and six months ended June 30, 2015.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of cash flows from operations (GAAP measure) to adjusted cash flows from operations (non-GAAP measure)

Adjusted cash flows from operations is a non-GAAP measure that represents cash flows provided by operations before changes in assets and liabilities, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. Adjusted cash flows from operations measures the cash flows earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that it is important to consider this additional measure, along with cash flows from operations, as it believes the non-GAAP measure can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and related factors, without regard to whether the earned or incurred item was collected or paid during that period.

	Three Months Ended			Six Months Ended
In thousands	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Net loss (GAAP measure)	$(380,668)	$(1,148,499)	$(185,193)	$(565,861)	$(1,256,245)
Adjustments to reconcile to adjusted cash flows from operations
Depletion, depreciation, and amortization	66,541	147,940	77,366	143,907	297,898
Deferred income taxes	(222,940)	(634,472)	(95,115)	(318,055)	(700,508)
Stock-based compensation	3,263	7,118	859	4,122	14,967
Noncash fair value adjustments on commodity derivatives	150,235	173,077	95,053	245,288	238,466
Gain on debt extinguishment	(12,278)	—	(94,991)	(107,269)	—
Write-down of oil and natural gas properties	479,400	1,705,800	256,000	735,400	1,852,000
Other	9,439	620	2,890	12,329	482
Adjusted cash flows from operations (non-GAAP measure) (1)	92,992	251,584	56,869	149,861	447,060
Net change in assets and liabilities relating to operations	(32,077)	37,373	(54,840)	(86,917)	(20,339)
Cash flows from operations (GAAP measure)	$60,915	$288,957	$2,029	$62,944	$426,721

(1)
The three and six-month periods ended June 30, 2016 include a $28 million payment to Evolution in connection with our settlement agreement to resolve all outstanding disputes and claims, and the three-month period ended March 31, 2016 includes severance-related payments associated with the 2016 workforce reduction of approximately $9 million. Excluding these payments, adjusted cash flows from operations would have totaled $121 million and $66 million for the three months ended June 30, 2016 and March 31, 2016, respectively, and $187 million for the six months ended June 30, 2016.

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (UNAUDITED)

Reconciliation of commodity derivatives income (expense) (GAAP measure) to noncash fair value adjustments on commodity derivatives (non-GAAP measure)

Noncash fair value adjustments on commodity derivatives is a non-GAAP measure and is different from “Commodity derivatives expense (income)” in the Unaudited Condensed Consolidated Statements of Operations in that the noncash fair value adjustments on commodity derivatives represents only the net change between periods of the fair market values of open commodity derivative positions, and excludes the impact of settlements on commodity derivatives during the period. Management believes that noncash fair value adjustments on commodity derivatives is a useful supplemental disclosure to “Commodity derivatives expense (income)” because the GAAP measure also includes settlements on commodity derivatives during the period; the non-GAAP measure is widely used within the industry and by securities analysts, banks and credit rating agencies in calculating EBITDA and in adjusting net income to present those measures on a comparative basis across companies, as well as to assess compliance with certain debt covenants.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2016	2015	2016	2016	2015
Receipt on settlements of commodity derivatives	$52,026	$124,151	$72,227	$124,253	$272,616
Noncash fair value adjustments on commodity derivatives (non-GAAP measure)	(150,235)	(173,077)	(95,053)	(245,288)	(238,466)
Commodity derivatives income (expense) (GAAP measure)	$(98,209)	$(48,926)	$(22,826)	$(121,035)	$34,150

DENBURY RESOURCES INC.

OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Production (daily – net of royalties)
Oil (barrels)	61,952	69,837	66,139	64,045	70,199
Gas (mcf)	15,328	23,273	19,270	17,299	23,014
BOE (6:1)	64,506	73,716	69,351	66,929	74,034
Unit sales price (excluding derivative settlements)
Oil (per barrel)	$43.38	$56.92	$30.71	$36.84	$51.47
Gas (per mcf)	1.50	2.44	1.70	1.61	2.49
BOE (6:1)	42.02	54.69	29.76	35.67	49.58
Unit sales price (including derivative settlements)
Oil (per barrel)	$52.61	$76.30	$42.71	$47.50	$72.79
Gas (per mcf)	1.50	2.89	1.70	1.61	2.90
BOE (6:1)	50.88	73.20	41.20	45.87	69.92
NYMEX differentials
Gulf Coast region
Oil (per barrel)	$(1.22)	$1.86	$(1.95)	$(1.78)	$0.79
Gas (per mcf)	(0.69)	(0.10)	(0.26)	(0.46)	(0.17)
Rocky Mountain region
Oil (per barrel)	$(3.98)	$(6.48)	$(5.04)	$(4.73)	$(7.19)
Gas (per mcf)	(0.80)	(0.68)	(0.34)	(0.56)	(0.51)
Total company
Oil (per barrel)	$(2.18)	$(0.89)	$(3.02)	$(2.81)	$(1.87)
Gas (per mcf)	(0.73)	(0.30)	(0.29)	(0.50)	(0.29)

DENBURY RESOURCES INC.
OPERATING HIGHLIGHTS (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
Average Daily Volumes (BOE/d) (6:1)	2016	2015	2016	2016	2015
Tertiary oil production
Gulf Coast region
Mature properties (1)	9,415	11,170	9,666	9,540	10,987
Delhi	3,996	3,623	3,971	3,984	3,587
Hastings	4,972	5,350	5,068	5,020	5,024
Heidelberg	5,246	5,885	5,346	5,296	5,955
Oyster Bayou	5,088	5,936	5,494	5,291	5,899
Tinsley	7,335	8,740	7,899	7,617	8,833
Total Gulf Coast region	36,052	40,704	37,444	36,748	40,285
Rocky Mountain region
Bell Creek	3,160	1,880	3,020	3,090	1,922
Total Rocky Mountain region	3,160	1,880	3,020	3,090	1,922
Total tertiary oil production	39,212	42,584	40,464	39,838	42,207
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	1,280	1,400	978	1,129	1,580
Texas	4,104	6,304	6,148	5,126	6,396
Other	456	906	549	503	956
Total Gulf Coast region	5,840	8,610	7,675	6,758	8,932
Rocky Mountain region
Cedar Creek Anticline	16,325	18,089	17,778	17,052	18,304
Other	3,129	4,433	3,434	3,281	4,591
Total Rocky Mountain region	19,454	22,522	21,212	20,333	22,895
Total non-tertiary production	25,294	31,132	28,887	27,091	31,827
Total production	64,506	73,716	69,351	66,929	74,034
Pending property sales
Williston Assets (2)	(1,267)	(1,561)	(1,364)	(1,315)	(1,602)
Continuing production	63,239	72,155	67,987	65,614	72,432

(1)	Total mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Lockhart Crossing, Mallalieu, Martinville, McComb and Soso fields.

(2)
Includes non-tertiary production in the Rocky Mountain region related to the sale of remaining non-core assets in the Williston Basin of North Dakota and Montana, expected to close in the third quarter of 2016.

DENBURY RESOURCES INC.
PER-BOE DATA (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2016	2015	2016	2016	2015
Oil and natural gas revenues	$42.02	$54.69	$29.76	$35.67	$49.58
Receipt on settlements of commodity derivatives	8.86	18.51	11.44	10.20	20.34
Lease operating expenses	(17.04)	(19.70)	(16.23)	(16.62)	(20.39)
Production and ad valorem taxes	(2.90)	(4.43)	(2.72)	(2.81)	(3.93)
Marketing expenses, net of third-party purchases, and plant operating expenses	(1.85)	(1.86)	(1.84)	(1.84)	(1.66)
Production netback	29.09	47.21	20.41	24.60	43.94
CO2 sales, net of operating and exploration expenses	0.95	0.93	0.89	0.92	0.91
General and administrative expenses	(3.84)	(5.66)	(5.37)	(4.63)	(6.29)
Interest expense, net	(6.14)	(5.94)	(6.68)	(6.42)	(5.97)
Other	(4.22)	0.97	(0.24)	(2.16)	0.77
Changes in assets and liabilities relating to operations	(5.46)	5.57	(8.69)	(7.14)	(1.52)
Cash flows from operations	10.38	43.08	0.32	5.17	31.84
DD&A	(11.34)	(22.05)	(12.26)	(11.81)	(22.23)
Write-down of oil and natural gas properties	(81.67)	(254.29)	(40.56)	(60.37)	(138.21)
Deferred income taxes	37.98	94.58	15.07	26.11	52.28
Gain on debt extinguishment	2.09	—	15.05	8.81	—
Noncash fair value adjustments on commodity derivatives	(25.59)	(25.80)	(15.06)	(20.14)	(17.79)
Other noncash items	3.30	(6.73)	8.10	5.78	0.36
Net loss	$(64.85)	$(171.21)	$(29.34)	$(46.45)	$(93.75)

CAPITAL EXPENDITURE SUMMARY (UNAUDITED) (1)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
In thousands	2016	2015	2016	2016	2015
Capital expenditures by project
Tertiary oil fields	$31,934	$53,694	$31,964	$63,898	$96,594
Non-tertiary fields	4,903	21,595	5,873	10,776	52,579
Capitalized internal costs (2)	11,314	15,499	14,473	25,787	33,911
Oil and natural gas capital expenditures	48,151	90,788	52,310	100,461	183,084
CO2 pipelines	135	5,517	—	135	6,296
CO2 sources	—	630	—	—	10,482
Other	9	282	8	17	44
Capital expenditures, before acquisitions and capitalized interest	48,295	97,217	52,318	100,613	199,906
Acquisitions of oil and natural gas properties	680	21,698	224	904	21,959
Capital expenditures, before capitalized interest	48,975	118,915	52,542	101,517	221,865
Capitalized interest	6,289	8,738	5,780	12,069	17,147
Capital expenditures, total	$55,264	$127,653	$58,322	$113,586	$239,012

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

DENBURY RESOURCES INC.
SELECTED BALANCE SHEET AND CASH FLOW DATA (UNAUDITED) (1)

	June 30,	December 31,
In thousands	2016	2015
Cash and cash equivalents	$2,545	$2,812
Total assets	4,989,973	5,885,533

Borrowings under senior secured bank credit facility	$320,000	$175,000
Borrowings under senior secured second lien notes (principal only) (2)	614,919	—
Borrowings under senior subordinated notes (principal only)	1,642,198	2,852,250
Financing and capital leases	267,572	283,090
Total debt (principal only)	$2,844,689	$3,310,340

Total stockholders’ equity	$865,304	$1,248,912

(1)
Certain amounts as of December 31, 2015 have been reclassified to conform to the current year presentation.  On the Company’s Unaudited Condensed Consolidated Balance Sheets, (1) debt issuance costs associated with the Company’s senior subordinated notes have been reclassified from “Other assets” to “Long-term debt, net of current portion” and (2) deferred tax assets have been reclassified from “Deferred tax assets, net” to “Deferred tax liabilities, net.”  Such reclassifications were made as a result of the adoption of new accounting pronouncements and had no impact on previously reported net income or cash flows.

(2)	Excludes $255 million of future interest payable on the notes as of June 30, 2016, accounted for as debt for financial reporting purposes. See Debt Reduction above for further discussion.

	Six Months Ended
	June 30,
In thousands	2016	2015
Cash provided by (used in)
Operating activities	$62,944	$426,721
Investing activities	(127,520)	(336,512)
Financing activities	64,309	(108,949)

Cash dividends paid	$413	$43,528